CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1, Amendment No. 3, of our report dated April 6, 2010, of North Bay Resources Inc. relating to the financial statements as of December 31, 2009 and 2008 and for the period from inception to December 31, 2009, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

August 20, 2010